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                                                                     EXHIBIT 3.6

                                    FORM OF


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                        INTERNATIONAL AIRCRAFT INVESTORS




                                   ARTICLE I

                 The name of this corporation is International Aircraft
Investors.


                                   ARTICLE II

                 The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

                 This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock," and referred to herein either as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock is 20,000,000, $0.01 par value, and the number of shares of Preferred Stock is 15,000,000, $0.01 par value.

                 The Preferred Shares may be issued from time to time, in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Upon filing of this mended and Restated Articles of Incorporation, all outstanding shares of Common Stock shall be subject to a reverse 1-for-6 stock split. No fractional shares of Common Stock are to
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be issued in connection with the reverse stock split, but instead cash shall be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, and the amount of cash to be distributed shall be based upon a price of $______ per share.


A. Five Million (5,000,000) shares of the Corporation's Preferred Stock shall be designated as "Convertible Preferred Stock" (the "Convertible Preferred Stock"). Certain other capitalized terms used in this Certificate are defined in paragraph B6 hereof. Each share of Convertible Preferred Stock is hereinafter referred to as a "Share."

B.

         1.      Liquidation.

         Upon any liquidation, dissolution or winding up of the Company, the holders of the Convertible Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any other equity securities of the Company, an amount in cash equal to the sum of





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the aggregate Liquidation Value of all shares of Convertible Preferred Stock outstanding, and thereafter participate with holders of the Common Stock in the distribution of the remaining assets of the Company to the same effect as if their shares had been converted to Common Stock. If upon any such liquidation, dissolution or winding up, the assets of the Company are insufficient to permit payment to such holders of the Convertible Preferred Stock of the aggregate amount which such holders are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Convertible Preferred Stock held by such holder. The Company will mail written notice of such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock. Neither the consolidation or merger of the Company into or with any other corporation or corporations, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, will be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this paragraph B1.

         2.      Conversion.

         2(a).   Conversion Procedure.

                 (i) Any holder of Convertible Preferred Stock may at any time convert all or any of the Shares held by such holder into shares of Common Stock. The number of shares of Common Stock to be received upon the conversion of Shares by such holder will be computed by multiplying the number of Shares to be converted by $1.00 and dividing the result by the Conversion Price then in effect.

                 (ii) Each conversion of Shares of Convertible Preferred Stock into Common Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Shares to be converted have been surrendered at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of such surrendered Shares as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for appropriate shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the Shares of Common Stock represented thereby.

                 (iii) As soon as possible after a conversion has been effected, the Company will deliver to the converting holder:

                 (x) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                 (y) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

                 (iv) The issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such Convertible





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Preferred Stock or for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock.

                 (v) The Company will not close its books against the transfer of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock.

                 (vi) If any fractional share of Common Stock would, except for the provisions of this subparagraph (vi) , be deliverable upon any conversion of the Convertible Preferred Stock, the Company, in lieu of delivering the fractional share thereof, will pay an amount to the holder thereof equal to the Market Price of such fractional share as of the date of conversion.

         2(b).   Conversion Price for Conversion of Convertible Preferred Stock
into Common Stock.

                 (i) The initial Conversion Price for conversion of Convertible Preferred Stock into Common Stock will be $6.00. In order to prevent dilution of the conversion rights granted under this paragraph, the Conversion Price will be subject to adjustment from time to time pursuant to this paragraph B2.

                 (ii) If and whenever on or after the original date of issuance of the Convertible Preferred Stock, the Company issues or sells, or in accordance with paragraph B2(c) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price will be reduced to the amount of such consideration paid per Share.

         2(c).   Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under paragraph B2(b), the following will be applicable:

                 (i) Issuance of Rights or Options. If the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional




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consideration, if any, payable to the Company upon the issuance or sale of such
Convertible Securities and the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. Because the appropriate adjustments will have been made at the time the Options were issued, no further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                 (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Because the appropriate adjustments will have been made at the time the Convertible Securities were issued, no further adjustment of the Conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this paragraph B2, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

                 (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time (other than under or by reason of provisions designed to protect dilution of the type set forth in this paragraph B2 and which have no more favorable effect on the holders of such Options or Convertible Securities than this paragraph B2 would have if this paragraph B2 were included in such Options or Convertible Securities) , the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that such adjustment of the Conversion Price will be made only if as a result thereof the Conversion Price then in effect would be reduced. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, is reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution of the type set forth herein and which have no more favorable effect on the holders of such Options or Convertible





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Securities than the provisions hereof would have if the provisions hereof were included in such Options or Convertible Securities, then in the case of the delivery of Common Stock upon the exercise of any such Option or other conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder will forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the Shares of Common Stock delivered.

                 (iv) Treatment of Expired Options and Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                 (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the aggregate consideration received therefor (i.e., the total amount paid by the purchasers of such securities less any commissions paid to brokers) will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In computing the Market Price for the purpose of a note or other obligation which is not listed on a securities exchange or quoted in the NASDAQ System or reported by the National Quotation Bureau, Incorporated, the total consideration received by the Company (including interest) will be discounted at the prime rate of interest at Bank of America in effect at the time the note or obligation is deemed to have been issued. In case any Common Stock, Options or Convertible Security is issued in connection with any merger in which the Company is the surviving company, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined jointly by the Company and the holders of a majority of the outstanding Convertible Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration will be determined by an appraiser jointly selected by the Company and the holders of a majority of the outstanding Convertible Preferred Stock.

                 (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

                 (vii) Reacquired Shares. The number of shares of Common Stock outstanding at any given time does not include any shares owned or held by or for the account of the





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Company or any subsidiary, and the disposition of any such shares so owned or held will be considered an issue or sale of Common Stock.

                 (viii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         2(d). Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

         2(e).   Reorganization, Reclassification Consolidation, Merger or
Sale. Any capital reorganization, consolidation, merger or any sale of all the Company's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock than outstanding) to insure that each of the holders of Convertible Preferred Stock or Common Stock will thereafter have the right to acquire and receive in lieu of or in addition to the Shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Convertible Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Convertible Preferred Stock immediately prior to such Organic Change. In any such case appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding) will be made to insure that the provisions of this paragraph B2 and paragraphs B3 and B4 hereof will thereafter be applicable to the Convertible Preferred Stock and Common Stock (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Convertible Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding),





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the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         2(f).   Certain Events.  If any event occurs of the type contemplated by the provisions of this paragraph B2 but not expressly provided for herein, then the board of directors of the Company will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Convertible Preferred Stock.

         2(g).   Notices.

                 (i) Immediately upon any adjustment of the Conversion Price, the Company will send written notice thereof to all holders of Convertible Preferred Stock.

                 (ii) The Company will send written notice to all holders of Convertible Preferred Stock at least 30 days prior to the date on which the Company closes it books or takes a record (x) with respect to any dividend or distribution upon Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any organic Change, dissolution or liquidation.

                 (iii) The Company will also give to the holders of Convertible Preferred Stock at least 30 days prior written notice of the date on which any Organic Change, dissolution or liquidation will take place.

         3.      Voting Rights.

         Holders of Shares will to the extent permitted by law be entitled to vote on matters submitted to a vote of stockholders of the Company as if the Shares were converted into shares of Common Stock pursuant to the other provisions hereof on the record date for determining who is so entitled to receive notice of and vote upon any such matter, or, if no record was taken, the date as of which holders of Common Stock entitled to vote was determined.

         4.      Dividends.

         (a) If the Company declares or pays a dividend upon the Common Stock payable other than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Company will pay to the holders of the Convertible Preferred Stock at the time of payment of a Liquidating Dividend the Liquidating Dividends which would have been paid on the Common Stock which they would have been entitled to receive had the Convertible Preferred Stock been converted immediately prior to the date on which a record is taken, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         (b) If the Company declares or pays a dividend upon the Common Stock in cash or property, except a stock dividend payable in shares of Common Stock (a "Cash Dividend"), then the Company will pay to the holders of the Convertible Preferred Stock at the time of payment





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of the Cash Dividend the Cash Dividends they would have been entitled to receive had the Convertible Preferred Stock been converted immediately prior to the date on which a record is taken or if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         5.      Purchase Rights.

         If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then each holder of Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         6.      Definitions.

         "Common Stock" means, collectively, the Company's Common Stock, $.01 par value, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par value, stated value or liquidation value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company; provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred Stock are issued by an entity other than the Company or there is a change in the class of securities so issuable then the term "Common Stock" will mean shares of the security issuable upon conversion of the Convertible Preferred Stock if such security is issuable in shares, or will mean the smallest units in which such security is issuable if such security is not issuable in shares.

         "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to paragraph B2 above.

         "Liquidation Value" of any Share of Convertible Preferred Stock as of any particular date will be equal to the sum of $1.00 plus any unpaid dividends on such Share added to the Liquidation value of such Share.

         "Market Price" of any security means the average of the closing prices of such security's sales on the primary securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on the day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated,





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or any similar successor organization, in each such case averaged over a period of five days consisting of the day as of which "Market Price" is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined jointly by the Company and the holders of a majority of the Convertible Preferred Stock. If such parties are unable to reach agreement, such fair value will be determined by appraisers jointly selected by the Company and the holders of a majority of the Convertible Preferred Stock.

         "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer, stating that (x) the Person signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (y) to the best of such Person's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

         "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

         "Subsidiary" means any corporation of which shares of stock having at least a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through one or more Subsidiaries.

         "Underlying Common Stock" means (x) the Common Stock issued or issuable (contingently or otherwise) upon conversion of the Convertible Preferred Stock and (y) any Common Stock issued or issuable with respect to the securities referred to in clause (x) above by way of stock dividend or stock split or in connection with a combination or shares, recapitalization, merger, consolidation or other reorganization. Any Person that holds Convertible Preferred Stock will be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of such Convertible Preferred Stock.

         7.      Miscellaneous.

         7(a).   Registration of Transfer.  The Company will keep at its
principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date of which dividends have been fully paid on such Convertible Preferred Stock represented by the surrendered certificate.





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         7(b).   Replacement.  Upon receipt of evidence and an agreement to indemnify reasonably satisfactory to the Company (an affidavit of the registered holder, without bond, will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more Shares, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         7(c).   Amendment and Waiver.  No amendment, modification or waiver of any of the terms hereof will be binding or effective unless the prior written consent of holders of at least 67% of the Convertible Preferred Stock outstanding at the time such action is taken is obtained, provided that no such action will change (x) the rate at which or the manner in which dividends on the Convertible Preferred Stock accrue or the time at which such dividends become payable, unless the prior written consent of the holders of at least 90% of the Convertible Preferred Stock then outstanding is obtained, (y) the Conversion Price of the Convertible Preferred Stock or the number of shares or class of stock into which the Convertible Preferred Stock is convertible, unless the prior written consent of the holders of at least 90% of the Convertible Preferred Stock then outstanding is obtained or (z) the percentage required to approve any change described in clauses (x) and (y) above, unless the prior written consent of the holders of at least 90% of the Convertible Preferred Stock then outstanding is obtained; and provided further that no such change in the terms hereof may be accomplished by merger or consolidation of the Company with another corporation unless the Company has obtained the prior written consent of the holders of the applicable percentage of the Convertible Preferred Stock.

         7(d).   Notices.  All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by registered or certified mail, return receipt requested, postage prepaid, and will be deemed to have been given when so hand delivered or mailed."









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                                   ARTICLE IV

                 The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                   ARTICLE V

                 Any action required or permitted to be taken by the shareholders of the corporation must be effected at an annual or special meeting of shareholders of the corporation and may not be effected by any consent in writing of such shareholders.


                                   ARTICLE VI

                 The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term "agent" has the meaning set forth from time to time in
Section 317 of the California Corporations Code.


                                  ARTICLE VII

                 Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in the bylaws of the corporation.


                                  ARTICLE VIII

                 The election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of the several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder. This Article VIII shall become effective only when the corporation becomes a "listed corporation" within the meaning of the California Corporations Code Section 301.5(d).





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                                   ARTICLE IX

                 (A) The corporation reserves the right to repeal, alter, amend or rescind any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (B) of this Article IX, and all rights conferred on shareholders herein are granted subject to this reservation.

                 (B) Notwithstanding any other provision of the articles of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of securities required by law, the articles of incorporation or any Preferred Stock Designation, the affirmative vote of the holders entitled to exercise at least 66-2/3% of the voting power of the corporation, voting together as a single class, shall be required to alter, amend or repeal Articles IV, V, VI, VII, VIII and IX hereof.





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